Investor Contact:                  Media Contact:
               Meredith Mendola                   Nicole Rowe
               781-370-6151                       781-370-6369
               mmendola@ptc.com                   nrowe@ptc.com


             PTC Reports Fourth Quarter and Fiscal Year 2005 Results

   - Company Delivers 15% Year-Over-Year Revenue Growth in the Fourth Quarter;
                    9% Revenue Growth for the Fiscal Year -

NEEDHAM, Mass., November 2, 2005 - PTC (Nasdaq: PMTC), the Product Development Company(TM), today reported revenue of $195.1 million for the fourth fiscal quarter ended September 30, 2005, up 15% from $170.1 million for the same period last year. The growth was driven by a combination of strong organic growth as well as the addition of revenue from Arbortext, which PTC acquired during the quarter. For the fiscal year, revenue grew 9% to $720.7 million, compared to $660.0 million in fiscal 2004.

"2005 was a great year for PTC," said C. Richard Harrison, president and chief executive officer. "We exceeded our goals for organic revenue growth and also expanded our business through strategic acquisition. We strengthened our ability to serve existing customers with new product and service offerings. And we leveraged our own solutions as well as those we acquired to enter new markets, such as Retail, Footwear & Apparel, and Life Sciences."

As previously announced, PTC adopted FAS 123(R) during the fourth quarter, which requires the expensing of stock-based compensation. Additionally, as previously announced, commencing with fourth quarter 2005 results, PTC has begun to provide a non-GAAP income statement to supplement its GAAP income statement. Accordingly, earnings and expense results are provided below on both a GAAP and a non-GAAP basis, and we have provided a reconciliation between GAAP and non-GAAP results in the attached financial tables.

GAAP net income for the fourth quarter was $17.3 million, or $0.06 per diluted share, compared with GAAP net income of $42.0 million, or $0.15 per diluted share, in the year-ago period. Non-GAAP net income, which excludes restructuring charges, stock-based compensation, acquisition-related amortization, in-process research and development, and their related tax effects, as well as the effect of one-time tax items, was $24.6 million for the fourth quarter, or $0.09 per diluted share, compared to $25.4 million in the year-ago period, or $0.09 per diluted share.

For the fiscal year, GAAP net income was $83.6 million, or $0.30 per diluted share, compared to $34.8 million, or $0.13 per diluted share, in fiscal 2004. Non-GAAP net income was $87.2 million, or $0.31 per diluted share, compared to $61.1 million, or $0.22 per diluted share, in fiscal 2004. Cash and investments were $204.4 million at the end of the fourth quarter, down from $403.0 million at the end of the third quarter, reflecting the cost of the Arbortext acquisition ($190 million) and the employee stock option buyback ($12.7 million).

Revenue Metrics
With the acquisition of Arbortext and the launch of Pro/INTRALINK 8.0, PTC has begun to classify its revenue into two new categories:
        o "Desktop Solutions", which includes Pro/ENGINEER, Arbortext Editor and all other solutions that help companies create content and improve desktop productivity. In the commentary below, this category is compared to the revenue category formerly called Design Solutions.
        o "Enterprise Solutions", which includes Windchill, Pro/INTRALINK, Arbortext Publishing Engine and all other solutions that help companies collaborate, manage and publish information across an extended enterprise. In the commentary below, this category is compared to the revenue category formerly called Collaboration and Control Solutions.

Total Desktop Solutions revenue for the fourth quarter was $129.3 million, which includes $37.8 million of license revenue. Both license revenue and total revenue grew 6% from the year-ago period. For fiscal year 2005, PTC delivered total Desktop Solutions revenue of $503.1 million, up 5% from fiscal 2004.

Total Enterprise Solutions revenue grew 37% in the fourth quarter to $65.8 million from $47.9 million in the fourth quarter of 2004. Enterprise Solutions license revenue was $23.0 million, up 40% from $16.4 million in the year-ago period. For the fiscal year 2005, PTC delivered total Enterprise Solutions revenue of $217.6 million, or 21% growth from fiscal 2004.

Revenue growth in both categories reflects organic growth as well as growth through acquisition, primarily from the contribution of Arbortext, which PTC acquired on July 19, 2005.

In the fourth quarter, PTC received orders from leading organizations, including AGCO Corporation, Alion Science and Technology Corporation, Boeing Company, Casio Hitachi Mobile Communications Co., Ltd., Fila USA Inc., Hino Motors, Ltd., Mitsubishi Electric Engineering Co., Ltd., NASA, Naval Reactors Program
(U.S. Navy), Northrop Grumman Corporation, Novellus Systems Inc., Pfizer Inc., Siemens VDO Automotive AG, Turbomeca SA, and Volkswagen AG. PTC's reseller channel delivered $34.8 million in total revenue during the quarter. For the fiscal year, PTC's channel delivered $138.6 million in total revenue.

"We are executing very well and are in a position to deliver accelerated revenue growth in 2006," continued Harrison. "We have articulated a highly differentiated vision with our integral product development system. Our solutions are unmatched in breadth, ease-of-use and ease-of-deployment, and we are building momentum in new and existing accounts of all sizes. We are enthusiastic about our outlook as a result, and we are poised to deliver 12% revenue growth in 2006."

First Quarter and Fiscal Year 2006 Financial Outlook
PTC's revenue forecast for the first quarter of fiscal 2006 is between $190 million and $195 million. On a GAAP basis, first quarter total costs and expenses are expected to be approximately $177 million to $182 million, and earnings per share are expected to be between $0.02 and $0.04. Total non-GAAP first quarter operating costs are expected to be approximately $165 million to $170 million. The Company expects non-GAAP first quarter earnings per share to be between $0.06 and $0.08. These non-GAAP operating cost and earnings expectations exclude the following first quarter estimated expenses:
        o Approximately $10 million of expense related to stock-based compensation. This expense is slightly higher than previously expected because the Company has decided to implement a mix of performance-based and time-based equity incentive plans. PTC previously used only time-based equity incentives, which carry a lower initial accounting expense than do performance-based equity incentives.
        o Approximately $2 million of acquisition-related amortization expense.

For the fiscal year ending September 30, 2006, PTC expects revenue to be between $805 and $815 million. On a GAAP basis, fiscal year 2006 earnings per share are expected to be between $0.18 and $0.20. The Company expects non-GAAP earnings per share to be between $0.35 and $0.37 for the fiscal year. These non-GAAP earnings expectations exclude the following full-year estimated expenses:
        o Approximately $40 million of expense related to stock-based compensation.
        o Approximately $9 million of acquisition-related amortization expense.

Other Important Information
Separately, PTC has identified irregularities in certain sales orders in the Asia-Pacific region, principally related to PTC's 2001-2003 fiscal years. The orders identified are not material to the results for these fiscal years, but PTC's investigation has not been completed. PTC expects to complete its investigation in time for the filing of its Annual Report on Form 10-K in December.

Important Information about Non-GAAP References
References by the Company to non-GAAP operating costs and non-GAAP earnings per share refer to costs and expenses or earnings per share excluding stock-based compensation cost, amortization of acquisition-related intangible assets, in-process research and development write-offs associated with acquisitions, restructuring charges, and their related tax effects, as well the effect of one-time tax items, if any. GAAP requires that these costs and charges be included in costs and expenses and accordingly used to determine operating income (loss) and earnings per share. The Company's management uses non-GAAP operating costs, and associated non-GAAP net income (which is the basis for non-GAAP earnings per share) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of our operating results for a number of reasons.

First, excluding the stock-based compensation cost from GAAP operating income enables management and investors to perform a meaningful comparison of the Company's operating results to prior periods. In these prior periods, the Company's GAAP financial results were not required to include expense associated with stock-based compensation, and now these expenses will be distributed among the functional expense line items in the GAAP presentation. Second, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates these grants and measures them at the corporate level. Management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company's functional organizations since they are episodic in nature and unrelated to our core operating metrics. Likewise, we believe that excluding items such as in-process R&D write-offs and amortization of intangible assets associated with acquisitions, or restructuring charges that are not directly attributable to our ongoing operations and that do not generally fluctuate in correlation with periodic performance, provides investors with information that helps to compare period-over-period operating performance by highlighting the effect of the acquisitions or restructuring activities on our results of operations. In addition, the Company's management excludes the financial statement effect of these items in creating operating budgets for the Company's functional business units and in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP earnings per share affords investors a view of earnings that may be more easily compared to peer companies and enables investors to consider the Company's earnings on both a GAAP and non-GAAP basis in periods when the Company is engaged in acquisition activities or undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors' overall understanding of the Company's results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income (loss) should be construed neither as an alternative to GAAP net income (loss) or earnings (loss) per share as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company's results of operations. Therefore, management uses, and investors should use, non-GAAP measures in conjunction with our reported GAAP results.

Earnings Call Webcast
The Company will provide detailed financial information and an outlook update on its fourth quarter and fiscal year 2005 results conference call and live webcast on November 2, 2005 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 1-888-566-8560 (in the U.S.) or +1-517-623-4768
(international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on November 7, 2005. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-220-9726.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the fourth quarter and fiscal year 2005 are attached.

About PTC
PTC (Nasdaq: PMTC) provides leading product lifecycle management (PLM), content management and dynamic publishing solutions to more than 40,000 companies worldwide. PTC customers include the world's most innovative companies in manufacturing, publishing, services, government and life sciences industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.


Statements in this news release that are not historical facts, including statements about our confidence and strategies and our expectations about revenue, results of operations, and market acceptance of our products, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include the following: the financial results for the fourth quarter and the full year of fiscal 2005 are reported herein on an unaudited basis and are subject to adjustments as part of the audit process; we may be unable to conclude the investigation in the Asia Pacific region as described above in time for the filing of our Annual Report on Form 10-K by the date it is due and our reported results could change as a result of that investigation; the PLM market is relatively new and may not grow at the rate we expect; we may be unable to capture market share by differentiating our product and service offerings from those of our competitors; expanding our technology footprint and augmenting our product lines may not generate expected additional sales or revenues; we may be unable to successfully complete the acquisitions of strategic businesses and any businesses we have acquired or acquire may not generate the revenues and earnings we expected; we may be unable to successfully develop and integrate the technologies and the businesses we have acquired or may acquire in order to offer integrated solutions that complement PTC's product development system; we may be unable to retain and maintain relationships with key employees, customers and other strategic partners, including those within markets and vertical industries with which PTC has little experience; we may be unable to undertake our strategic initiatives while controlling increases in our operating cost structure; the IT spending environment may not continue to improve or may not improve at the rate we expect; as well as other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, Pro/INTRALINK, Arbortext, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                          Three Months Ended                Year Ended
                     ----------------------------   ----------------------------
                     September 30,  September 30,   September 30,  September 30,
                         2005            2004            2005            2004
                     ----------------------------   ----------------------------
Revenue:
 License                 $  60,862     $  51,967       $ 209,717     $ 198,860
 Service                   134,230       118,167         511,002       461,169
                     ----------------------------   ----------------------------
Total revenue              195,092       170,134         720,719       660,029
                     ----------------------------   ----------------------------

Costs and expenses:
 Cost of license revenue(1)  3,499         1,933           8,444         8,234
 Cost of service revenue(1) 55,387        41,501         199,798       173,941
 Sales and marketing(1)     69,106        55,500         243,758       226,054
 Research and
   development(1)           35,392        25,383         118,267       107,992
 General and
   administrative(1)        19,749        15,571          63,605        58,264
 Amortization of other
   intangible assets           968         1,223           1,638         5,195
 In-process research
   and development             730             -             730             -
 Restructuring and
   other charges            (1,307)        1,085          (1,307)       42,933
                     ----------------------------   ----------------------------
Total costs and
   expenses                183,524       142,196         634,933       622,613
                     ----------------------------   ----------------------------


Operating income            11,568        27,938          85,786        37,416
 Other income (expense),
   net                       1,300           236           5,526          (377)
                     ----------------------------   ----------------------------
Income before income
  taxes                     12,868        28,174          91,312        37,039
 Provision for (benefit
  from) income taxes        (4,407)      (13,870)          7,720         2,226
                     -----------------------------  ----------------------------
Net income               $  17,275     $  42,044       $  83,592     $  34,813
                     =============================  ============================

Earnings per share:
 Basic                   $    0.06     $    0.16       $    0.31     $    0.13
  Weighted average
   shares outstanding      272,320       269,001         271,339       267,704
 Diluted                 $    0.06     $    0.15       $    0.30     $    0.13
  Weighted average
   shares outstanding      280,667       275,180         279,952       273,183

(1) Effective July 3, 2005, PTC adopted FAS 123(R), "Share-Based Payment". Accordingly, for the three months ended September 30, 2005, stock-based compensation was accounted under FAS 123(R) while, for the nine months ended July 2, 2005 and three months and year ended September 30, 2004, stock-based compensation was accounted under APB No. 25 "Accounting for Stock Issued to Employees." The amounts in the tables above include stock-based compensation as follows:
                          Three Months Ended                  Year Ended
                     ----------------------------   ----------------------------
                     September 30,  September 30,   September 30,  September 30,
                         2005           2004             2005           2004
                     ----------------------------   ----------------------------


Cost of license revenue  $      61     $       -       $      61     $       -
Cost of service revenue      2,645             -           2,645             -
Sales and marketing          5,113             -           5,113             -
Research and development     3,467             -           3,467             -
General and
 administrative              3,925             -           3,925             -
                     ----------------------------   ----------------------------
 Total stock-based
  compensation           $  15,211     $       -       $   15,211     $      -
                     =============================  ============================

                        PARAMETRIC TECHNOLOGY CORPORATION
           NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
                      (in thousands, except per share data)

                            Three Months Ended               Year Ended
                     -----------------------------------------------------------
                     September 30,  September 30,   September 30,  September 30,
                          2005          2004            2005           2004
                     -----------------------------------------------------------

GAAP net income          $  17,275     $  42,044       $   83,592     $ 34,813
 Stock-based compensation   15,211             -           15,211            -
 Amortization of other
  intangible assets included
  in cost of license revenue   619             -              646            -
 Amortization of other
  intangible assets            968         1,223            1,638        5,195
 In-process research
  and development              730             -              730            -
 Restructuring and
  other charges             (1,307)        1,085           (1,307)      42,933
 Provision for income
  taxes (2)                 (8,928)      (18,930)         (13,344)     (21,809)
                     -----------------------------------------------------------
Non-GAAP net income      $  24,568     $  25,422       $   87,166     $ 61,132
                     ===========================================================

GAAP diluted
  earnings per share     $    0.06     $    0.15       $     0.30     $   0.13
 Stock-based compensation     0.05             -             0.05            -
 All other items
  identified above           (0.02)        (0.06)           (0.04)        0.09
                     -----------------------------------------------------------
Non-GAAP diluted
 earnings per share      $    0.09     $    0.09       $     0.31     $   0.22
                     ===========================================================

Weighted average shares
 used in calculating
 non-GAAP diluted net
 earnings per share (3)    283,355       275,180          280,624      273,183

(2) The provision for income taxes eliminates one-time tax benefits of $7.7 million and $12.1 million in the fourth quarter and full year of 2005, respectively, and $18.9 million in both the fourth quarter and full year of 2004, and also records the tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments is $1.2 million for both the fourth quarter and full year of 2005, and $0.0 million and $2.9 million for the fourth quarter and full year of 2004, respectively.
(3) The weighted average shares used in calculating non-GAAP diluted earnings per share for the fourth quarter and full year 2005, respectively, includes
     2.7 million and 0.7 million additional shares related to outstanding stock options assumed repurchased under SFAS 123(R) that would not be considered repurchased under APB No. 25.

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                               September 30,     September 30,
                                                   2005              2004
                                            ----------------- ------------------

ASSETS

Cash and investments                           $  204,423        $  294,887
Accounts receivable, net                          147,497           130,393
Property and equipment, net                        52,551            55,780
Goodwill and other intangibles, net               258,838            56,543
Other assets                                      123,314           138,737
                                            ----------------- ------------------
Total assets                                   $  786,623        $  676,340
                                            ================= ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                               $  200,467        $  176,664
Other liabilities                                 262,312           257,725
Stockholders' equity                              323,844           241,951
                                            ----------------- ------------------
Total liabilities and stockholders' equity     $  786,623        $  676,340
                                            ================= ==================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                          Three Months Ended                 Year Ended
                     ----------------------------   ----------------------------
                     September 30,  September 30,   September 30,  September 30,
                         2005           2004            2005           2004
                     ----------------------------   ----------------------------

Cash flows from
 operating activities:
   Net income            $  17,275     $  42,044       $   83,592    $  34,813
   Stock-based
    compensation            15,211             -           15,211            -
   Depreciation and
    amortization             7,571         8,077           26,136       35,594
   Other                   (30,246)      (10,501)           4,317       30,929
                     ----------------------------   ----------------------------
 Net cash provided by
  operating activities       9,811        39,620          129,256      101,336


 Capital expenditures       (3,401)       (4,839)         (16,135)     (12,448)
 Acquisition of
  businesses              (192,087)            -         (198,897)      (9,822)
 Other investing and
  financing activities     (11,610)        4,495           (3,135)       9,712
 Foreign exchange impact
  on cash                   (1,298)       (2,130)          (1,553)         797
                     ----------------------------   ----------------------------


 Net change in cash
  and investments         (198,585)       37,146          (90,464)      89,575
 Cash and investments,
  beginning of period      403,008       257,741          294,887      205,312
                     ----------------------------   ----------------------------
 Cash and investments,
  end of period          $ 204,423     $ 294,887       $  204,423    $ 294,887
                     ============================   ============================